Exhibit 8.1

December 22, 2004

The Scotts Company
14111 Scottslawn Road
Marysville, Ohio 43041
Attn: David Aronowitz, Esq.

Ladies and Gentlemen:

     We have acted as counsel to The Scotts Company, an Ohio corporation (“Scotts”), in connection with the restructuring of Scotts pursuant to the Agreement and Plan of Merger, dated as of December 13, 2004 (the “Agreement”), by and among Scotts, The Scotts Miracle-Gro Company, an Ohio corporation and wholly-owned subsidiary of Scotts (“Scotts Miracle-Gro”), and The Scotts Company LLC, an Ohio limited liability company and wholly-owned subsidiary of Scotts Miracle-Gro (“Scotts LLC”), pursuant to which Scotts will merge with and into Scotts LLC (hereinafter, the “Merger”). You have requested our opinion as to whether the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise specified, all capitalized terms in this opinion have the meanings assigned to them in the Agreement.

     In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies thereof, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) The Scotts Company Officer’s Certificate dated as of the date hereof (the “Officer’s Certificate”), and (iii) the Registration Statement of Scotts on Form S-4 and the proxy statement/prospectus of Scotts included therein filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2004, as amended by Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on December 22, 2004 (the “Registration Statement”).

     In connection with our review of the Agreement, the Officer’s Certificate, and the Registration Statement, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the uniformity with authentic originals of all documents submitted to us as copies, and the conformity to final versions of all documents submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force

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December 22, 2004

and effect in accordance with the terms thereof, (iv) there are no other documents that affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. We assume further that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.

DESCRIPTION OF THE MERGER

     The Agreement provides that Scotts will merge with and into Scotts LLC in accordance with the provisions of Section 1701.791 of the General Corporation Law of the State of Ohio and Section 1705.36 of the Ohio Limited Liability Company Act. Scotts LLC will be the surviving company of the Merger and will continue its limited liability company existence under the laws of the State of Ohio. At the Effective Time, the separate corporate existence of Scotts will cease.

     At the Effective Time, each common share of Scotts issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable common share, without par value, of Scotts Miracle-Gro.

     Each Scotts common share held in the treasury of Scotts will be contributed to the capital of Scotts Miracle-Gro immediately prior to the Effective Time and will be held by Scotts Miracle-Gro in its treasury immediately after the Effective Time. Each Scotts common share contributed to Scotts Miracle-Gro immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Scotts or Scotts Miracle-Gro, be converted into one fully paid and nonassessable Scotts Miracle-Gro common share and will be held by Scotts Miracle-Gro in its treasury immediately after the Effective Time.

     Each Scotts Miracle-Gro common share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist.

REPRESENTATIONS

     In connection with the Merger, the Officer’s Certificate sets forth the following representations:

1.	Each of Scotts, Scotts Miracle-Gro, and Scotts LLC has been duly formed and is validly existing and in good standing as a corporation (in the case of Scotts and Scotts Miracle-Gro) or limited liability company (in the case of Scotts LLC)

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December 22, 2004

under the laws of the State of Ohio. Scotts LLC will not elect to be classified as a corporation for federal tax purposes.

2.	The Agreement (a) has been duly authorized, executed, and delivered by each of Scotts, Scotts Miracle-Gro, and Scotts LLC, (b) constitutes a valid and binding obligation upon each of Scotts, Scotts Miracle-Gro, and Scotts LLC, and (c) is enforceable against each of Scotts, Scotts Miracle-Gro, and Scotts LLC in accordance with its terms. Each of Scotts, Scotts Miracle-Gro, and Scotts LLC has the requisite power and authority to perform its obligations under the Agreement, and each has performed and will perform its obligations thereunder.

3.	The Merger will be consummated in accordance with the Agreement (and without any waiver, breach, or amendment of any of the provisions thereof).

4.	All of the common shares of Scotts outstanding immediately prior to the Merger will be exchanged solely for Scotts Miracle-Gro common shares. The fair market value of the Scotts Miracle-Gro common shares to be received by Scotts’ shareholders will be approximately equal to the fair market value of the Scotts common shares exchanged therefor. Immediately following the Merger, the shareholders of Scotts will own all the outstanding Scotts Miracle-Gro common shares (in the same proportions as their ownership of Scotts common shares).

5.	At the Effective Time (as defined in the Agreement), Scotts will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Scotts common shares, other than options to purchase Scotts common shares granted under the Option Plans (as defined in the Agreement). With the exception of Scotts Miracle-Gro common shares to be issued in connection with the exercise of options pursuant to the Option Plans, Scotts Miracle-Gro has no plan or intention to issue additional common shares following the Merger.

6.	The Merger is being effected for bona fide business reasons.

7.	Immediately following the Merger, Scotts Miracle-Gro will possess the same assets and liabilities, except for those assets used to pay expenses incurred in connection with the Merger and assets used to pay dissenters to the Merger, as those possessed by Scotts immediately prior to the Merger. Any assets used to meet reorganization expenses will, in the aggregate, represent less than one percent (1%) of the net assets of Scotts at the Effective Time. Scotts Miracle-Gro will continue the historic business of Scotts in a substantially unchanged manner. Scotts Miracle-Gro has no plan or intention to sell or otherwise dispose of any of

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December 22, 2004

the assets of Scotts acquired in the Merger, except for dispositions made in the ordinary course of business.

8.	The liabilities of Scotts assumed by Scotts Miracle-Gro plus the liabilities, if any, to which the transferred assets are subject were incurred by Scotts in the ordinary course of its business, are associated with the assets transferred, and will not be significantly altered as a result of the Merger.

9.	Scotts is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

10.	None of the compensation received by any shareholder-employee of Scotts will be separate consideration for, or allocable to, any of such shareholder-employee’s Scotts common shares; none of the Scotts Miracle-Gro common shares received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and at amounts commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

11.	To the knowledge of the management of Scotts, there is no plan or intention by Scotts shareholders who own five percent (5%) or more of Scotts common shares to sell, exchange, or otherwise dispose of any of the Scotts Miracle-Gro common shares received by such shareholders in the Merger to Scotts Miracle-Gro or a person related to Scotts Miracle-Gro. There will be no redemptions or extraordinary distributions by Scotts prior to and in connection with the Merger. Similarly, there will be no acquisitions of Scotts common shares by a person related to Scotts, prior to and in connection with the Merger, with consideration other than either Scotts common shares or Scotts Miracle-Gro common shares. Furthermore, neither Scotts Miracle-Gro nor a person related to Scotts Miracle-Gro has any plan or intention to reacquire any Scotts Miracle-Gro common shares issued in the Merger, other than to acquire a small amount of Scotts Miracle-Gro common shares in ordinary business transactions (including, but not limited to, open market purchases in brokers’ transactions). If a Scotts Miracle-Gro common share repurchase plan is instituted in the future, the repurchase of Scotts Miracle-Gro common shares pursuant to such plan will not favor participation by former Scotts shareholders.

12.	Whether or not the Merger is consummated, Scotts, Scotts Miracle-Gro, Scotts LLC, and the shareholders of Scotts will pay their respective expenses, if any, incurred in connection with the Merger.

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December 22, 2004

13.	There is no intercorporate indebtedness existing between Scotts and Scotts Miracle-Gro that was issued, acquired, or will be settled, at a discount.

14.	No two of the parties to the Agreement are investment companies as defined in Code Section 368(a)(2)(F)(iii) and (iv). For this purpose, an “investment company” is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. In determining total assets, there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company.

15.	The fair market value of the assets of Scotts transferred to Scotts LLC will equal or exceed the sum of the liabilities assumed by Scotts LLC plus the amount of the liabilities, if any, to which the transferred assets are subject.

16.	The total adjusted basis of the assets of Scotts transferred to Scotts LLC will equal or exceed the sum of the liabilities assumed by Scotts LLC, plus the amount of liabilities, if any, to which the transferred assets are subject.

DISCUSSION

     Provided that dissenters to the Merger do not own Scotts common shares representing more than one percent (1%) of the outstanding Scotts common shares, the Merger will be a reorganization within the meaning of Section 368(a)(1)(F) of the Code (a so-called “F” reorganization). If dissenters to the Merger own Scotts common shares representing more than one percent (1%) of the outstanding Scotts common shares, the Merger still will be a reorganization within the meaning of Section 368(a)(1)(A) or 368(a)(1)(D) of the Code, but there is a risk that the Internal Revenue Service could assert that the Merger is not an “F” reorganization.

     Section 368(a)(1)(F) of the Code defines a tax-free reorganization to include a mere change in identity, form, or place of organization of one corporation, however effected. In Revenue Ruling 57-276, 1957-1 C.B. 126, the Internal Revenue Service determined that the

The Scotts Company
December 22, 2004

reincorporation of a corporation in another state (effected by creating a new corporation in the desired jurisdiction and then merging the existing corporation into the new corporation) qualified as an “F” reorganization. As described in the Agreement, the form of the Merger falls squarely within the confines of Revenue Ruling 57-276, and this ruling remains valid precedent under current law.

     Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include “a statutory merger or consolidation.” Temporary regulations under Section 368 of the Code define a statutory merger to include a transaction effected pursuant to the laws of the United States or a State or the District of Columbia, in which, as a result of the operation of such laws, all of the assets of the acquired company are transferred to the acquiring company and, simultaneously, the acquired company ceases its separate legal existence. See Section 1.368-2T of the Treasury regulations. The regulations indicate that the merger of a corporation into an entity that is disregarded for federal tax purposes, such as a limited liability company entirely owned by a single corporation, will be a statutory merger for purposes of Section 368(a)(1)(A) of the Code, provided that all parties to the transaction are organized under the laws of the United States or a State or the District of Columbia. As described in the Agreement, the Merger of Scotts into Scotts LLC will be effected pursuant to Ohio law; all of the assets of Scotts will be transferred to Scotts LLC; and Scotts will cease its separate legal existence. In addition, you have represented to us that:

Each of Scotts, Scotts Miracle-Gro, and Scotts LLC has been duly formed and is validly existing and in good standing as a corporation (in the case of Scotts and Scotts Miracle-Gro) or limited liability company (in the case of Scotts LLC) under the laws of the State of Ohio. Scotts LLC will not elect to be classified as a corporation for federal tax purposes.

Therefore, the Merger will be a statutory merger within the meaning of Section 368(a)(1)(A) of the Code.

     Section 368(a)(1)(D) of the Code defines a tax-free reorganization to include “a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the corporation to which the assets are transferred; but only if, in pursuance of the plan, stock or securities of the corporation to which the assets are transferred are distributed in a transaction which qualifies under Sections 354, 355, or 356 of the Code.” In Rev. Rul. 57-465, 1957-2 C.B. 250, the Internal Revenue Service ruled that a merger of a parent corporation into its subsidiary was a reorganization under Section 368(a)(1)(D) of the Code where it failed to be a reorganization under Section 368(a)(1)(A) of the Code. Thus, if the Merger fails to be a

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December 22, 2004

reorganization under Section 368(a)(1)(A) of the Code, it still will be a reorganization under Section 368(a)(1)(D) of the Code.

     Certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service in determining whether reorganizations are in compliance with Section 368(a) of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

     Section 1.368-2(g) of the Treasury regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officer’s Certificate, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Treasury regulations.

     Section 1.368-1(b) of the Treasury regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Treasury regulations provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic assets in a business. The continuity of business enterprise requirement is met with regard to the Merger, because Scotts Miracle-Gro (through Scotts LLC, a disregarded entity for federal tax purposes) will continue the historic business of Scotts.

     Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity interest in the surviving entity. The Treasury has issued final regulations providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, Section 1.368-1(e) of the Treasury regulations states that:

a proprietary interest in the [acquired] corporation is not preserved if, in connection with the potential reorganization, it is acquired by the [acquiring] corporation for consideration other than stock of the [acquiring] corporation, or stock of the [acquiring] corporation furnished in exchange for a proprietary interest in the [acquired] corporation in the potential reorganization is redeemed.

In addition, the same section of the regulations states that a proprietary interest in the acquired corporation (other than one held by the acquiring corporation) is not preserved:

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December 22, 2004

to the extent that consideration received prior to a potential reorganization, either in a redemption of the [acquired] corporation stock or in a distribution with respect to the [acquired] corporation stock, is treated as other property or money received in the exchange for purposes of section 356 [of the Code], or would be so treated if the [acquired corporation] shareholder also had received stock of the [acquiring] corporation in exchange for stock owned by the shareholder in the [acquired] corporation.

     Generally, two corporations are related persons if either the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code), or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Treasury regulations). Sales by the shareholders of the acquired corporation of stock of the acquired corporation or the acquiring corporation to unrelated persons occurring before or after a reorganization are disregarded.

     In the context of reorganizations under Sections 368(a)(1)(A) and (a)(1)(D) of the Code, the Internal Revenue Service has provided a safe harbor for transactions in which shareholders of the acquired corporation retain ownership of the stock of the acquiring corporation having a value, as of the date of the transaction, equal to at least fifty percent (50%) of the value of the previously outstanding stock of the acquired corporation. See Rev. Proc. 86-42, 1986-2 C.B. 722. In the context of a reorganization under Section 368(a)(1)(F) of the Code, however, the continuity of interest test is more stringent. There must be not merely a substantial continuity of proprietary interest, but an identity of proprietary interest between the “old” and “new” corporations that are parties to the transaction. The Internal Revenue Service has articulated a one-percent (1%) de minimis rule. See Revenue Ruling 66-284, 1966-2 C.B. 115.

     It has been represented in the Officer’s Certificate that:

To the knowledge of the management of Scotts, there is no plan or intention by Scotts shareholders who own five percent (5%) or more of Scotts common shares to sell, exchange, or otherwise dispose of any of the Scotts Miracle-Gro common shares received by such shareholders in the Merger to Scotts Miracle-Gro or a person related to Scotts Miracle-Gro. There will be no redemptions or extraordinary distributions by Scotts prior to and in connection with the Merger. Similarly, there will be no acquisitions of Scotts common shares by a person related to Scotts, prior to and in connection with the Merger, with consideration

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other than either Scotts common shares or Scotts Miracle-Gro common shares. Furthermore, neither Scotts Miracle-Gro nor a person related to Scotts Miracle-Gro has any plan or intention to reacquire any Scotts Miracle-Gro common shares issued in the Merger, other than to acquire a small amount of Scotts Miracle-Gro common shares in ordinary business transactions (including, but not limited to, open market purchases in brokers’ transactions). If a Scotts Miracle-Gro common share repurchase plan is instituted in the future, the repurchase of Scotts Miracle-Gro common shares pursuant to such plan will not favor participation by former Scotts shareholders.

Based on these representations, the Merger will satisfy the continuity of interest requirement for an “F” reorganization unless owners of greater than one percent (1%) of the common stock of Scotts are dissenters to the Merger. In that case, while the parties to the Merger still could take the position that the Merger is an “F” reorganization, there is a possibility that the Internal Revenue Service could assert that the Merger fails the stringent continuity of interest test applied to “F” reorganizations. Nevertheless, even where the Merger fails to qualify as an “F” reorganization, the Merger will qualify as a reorganization under Section 368(a)(1)(A) or 368(a)(1)(D) of the Code, since the continuity of proprietary interest still will be substantial.

OPINIONS

Therefore, based on the description of the Merger in the Agreement and the Registration Statement, the representations set forth in the Officer’s Certificate, and the foregoing legal authorities, it is our opinion that:

1.	The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Scotts and Scotts Miracle-Gro will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by Scotts upon the transfer of its assets to Scotts LLC solely in exchange for Scotts Miracle-Gro Common Shares and the assumption by Scotts LLC of the liabilities of Scotts.

3.	No gain or loss will be recognized by Scotts Miracle-Gro or Scotts LLC on the receipt of the assets of Scotts in exchange for Scotts Miracle-Gro Common Shares and the assumption by Scotts LLC of the liabilities of Scotts.

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December 22, 2004

4.	The basis of the assets of Scotts in the hands of Scotts LLC will be the same as the basis of such assets in the hands of Scotts immediately prior to the Merger.

5.	The holding period of the assets of Scotts to be received by Scotts LLC will include the period during which the assets were held by Scotts.

6.	No gain or loss will be recognized by shareholders of Scotts upon the receipt of Scotts Miracle-Gro Shares in exchange for their Scotts Common Shares.

7.	The basis of the Scotts Miracle-Gro Common Shares to be received by a Scotts shareholder will be the same as the basis of the Scotts Common Shares surrendered in exchange therefor.

8.	The holding period of the Scotts Miracle-Gro Common Shares to be received by a Scotts shareholder will include the period during which the Scotts Common Shares surrendered in exchange therefor were held.

* * *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

     Our opinion is based on the understanding that the relevant facts, as of the Effective Time, will be as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Treasury regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that after any such change our opinion would not be different. Our opinion is not binding on the Internal Revenue Service, and no ruling has been, or will be, requested from the Internal Revenue Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

     The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to any required SEC filing in connection with the Merger, and to the references to us in such filing.

The Scotts Company
December 22, 2004

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/  Vorys, Sater, Seymour and Pease LLP